Exhibit 99.6

Ford Motor Company and Subsidiaries
CONDENSED SECTOR STATEMENT OF CASH FLOWS
For the Periods Ended March 31, 2004 and 2003
(in millions)

	First Quarter 2004		First Quarter 2003
		Financial		Financial
	Automotive	Services	Automotive	Services
	(unaudited)		(unaudited)
Cash and cash equivalents at January 1	$5,427	$16,343	$5,157	$7,064

Cash flows from operating activities before securities trading	2,564	5,853	2,942	4,643
Net sales/(purchases) of trading securities	(1,371)	(8)	230	(40)

Net cash flows from operating activities	1,193	5,845	3,172	4,603

Cash flows from investing activities
Capital expenditures	(1,204)	(76)	(1,416)	(80)
Acquisitions of receivables and lease investments	—	(15,432)	—	(17,584)
Collections of receivables and lease investments	—	11,464	—	10,749
Net acquisitions of daily rental vehicles	—	(1,041)	—	(385)
Purchases of securities	(1,342)	(2)	(566)	(149)
Sales and maturities of securities	1,380	196	474	207
Proceeds from sales of receivables and lease investments	—	3,290	—	10,966
Proceeds from sale of businesses	100	—	—	157
Repayment of debt from discontinued operations	—	—	—	1,421
Net investing activity with Financial Services	851	—	970	—
Cash paid for acquisitions	—	—	(8)	—
Other	4	11	—	47

Net cash (used in)/provided by investing activities	(211)	(1,590)	(546)	5,349

Cash flows from financing activities
Cash dividends	(183)	—	(183)	—
Net sales/(purchases) of Common Stock	(60)	—	(22)	—
Changes in short-term debt	(156)	4,881	(227)	2,424
Proceeds from issuance of other debt	148	4,343	90	3,862
Principal payments on other debt	(1,377)	(15,491)	(78)	(10,640)
Net financing activity with Automotive	—	(851)	—	(970)
Other	(10)	12	(3)	20

Net cash (used in)/provided by financing activities	(1,638)	(7,106)	(423)	(5,304)

Effect of exchange rate changes on cash	(12)	(61)	55	78
Net transactions with Automotive/Financial Services	(95)	95	(304)	304

Net increase/(decrease) in cash and cash equivalents	(763)	(2,817)	1,954	5,030

Cash and cash equivalents at March 31	$4,664	$13,526	$7,111	$12,094